UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 18, 2008

 NUTRACEA
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5090 N. 40th Street, Suite 400 Phoenix, AZ	85018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

The employment agreement between Jeffrey W. Sanders and NutraCea was terminated in connection with Mr. Sanders’ resignation as Chief Financial Officer of NutraCea.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On July 18, 2008, Jeffrey W. Sanders, Chief Financial Officer of NutraCea, formally tendered his resignation to NutraCea, effective July 21, 2008. Mr. Sanders advised NutraCea that he was tendering his resignation because Mr. Sanders found it “hard to adjust to a smaller company environment” and believed the Chief Financial Officer position “was not a good fit for him.”

(c) On July 18, 2008, Todd C. Crow agreed to act as interim Chief Financial Officer of NutraCea effective July 21, 2008. Mr. Crow will remain as interim Chief Financial Officer through the earlier of March 31, 2009 or until a successor Chief Financial Officer is appointed. Mr. Crow, 60, previously announced his intention to retire as Chief Financial Officer of NutraCea effective May 13, 2008. Mr. Crow subsequently has remained actively employed by NutraCea in connection with its accounting and financial matters. Previously, Mr. Crow served as Vice President of Finance and Chief Financial Officer of The RiceX Company from 1998 through 2005. Mr. Crow has also held senior financial positions with the Morning Star Group, an agri-business holding company, and Harter, Inc., a food-processing manufacturer. Mr. Crow has entered into an amended employment agreement with NutraCea pursuant to which the term of his previous employment agreement is extended through the earlier of March 31, 2009 or until a successor Chief Financial Officer is appointed. Pursuant to the amendment to the employment agreement, NutraCea and Mr. Crow have agreed to enter into a severance agreement and an independent contractor agreement following the term of the employment agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRACEA

Date: July 21, 2008	By:	/s/ Brad Edson Brad Edson
Chief Executive Officer
(Duly Authorized Officer)